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                                                               EXHIBIT 99.D

                           National Steel Corporation

                             Offer to Exchange its
                 First Mortgage Bonds, 9 7/8% Series D due 2009
                       for any and all of its outstanding
 First Mortgage Bonds, 9 7/8% Series A due 2009 and/or itsFirst Mortgage Bonds,
                            9 7/8% Series C due 2009


 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
   , 1999 (THE "INITIAL EXPIRATION DATE"), UNLESS EXTENDED.


To Our Clients:

  Enclosed for your consideration is a Prospectus, dated         , 1999 (as the
same may be amended from time to time, the "Prospectus"), and a Letter of Transmittal (the "Letter of Transmittal") relating to the offer by National Steel Corporation (the "Company") to exchange (the "Exchange Offer") its First Mortgage Bonds, 9 7/8% Series D due 2009 (the "Exchange Bonds") for an equal principal amount of its First Mortgage Bonds, 9 7/8% Series A due 2009 and/or First Mortgage Bonds, 9 7/8% Series C due 2009 (collectively, the "Original Bonds") upon the terms and conditions set forth in the Prospectus and in the related Letter of Transmittal. As set forth in the Prospectus, the terms of the Exchange Bonds are identical in all material respects to the Original Bonds, except for certain transfer restrictions relating to the Original Bonds and except that the Exchange Bonds will not contain certain provisions relating to an increase in the interest rate which were included in the Original Bonds under certain circumstances relating to the timing of the Exchange Offer. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer" in the Prospectus. Original Bonds may be tendered only in integral multiples of $1,000.

  The material is being forwarded to you as the beneficial owner of Original Bonds carried by us for your account or benefit but not registered in your name. An exchange of any Original Bonds may only be made by us as the registered Holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Original Bonds registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such Holder promptly if they wish to exchange Original Bonds in the Exchange Offer.

  Accordingly, we request instructions as to whether you wish us to exchange any or all such Original Bonds held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Original Bonds.

  Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Original Bonds on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires at 5:00 pm., New
York City time, on         , 1999, unless extended. With respect to the
Exchange Offer, "Expiration Date" means the Initial Expiration Date, or if the Exchange Offer is extended, the latest time and date to which the Exchange Offer is so extended by the Company. Tender of Original Bonds may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  Your attention is directed to the following:

    1. The Exchange Offer is for the exchange of $1,000 principal amount of the Exchange Bonds for each $1,000 principal amount of the Original Bonds, of which $300,000,000 aggregate principal amount of the Original Bonds was
  outstanding as of         , 1999. The terms of the Exchange Bonds are
  identical in all material respects to the Original Bonds, except for (1) the transfer restrictions and registration rights relating to the Original Bonds do not apply to the Exchange Bonds, (2) the Exchange Bonds will not contain certain provisions relating to an increase in the interest rate which were included in
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  the Original Bonds under certain circumstances relating to the timing of the Exchange Offer and (3) the Exchange Bonds are part of a single series of up to $300,000,000.

    2. THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER--CONDITIONS TO THE EXCHANGE OFFER" IN THE PROSPECTUS.

    3. The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New
  York City time, on         , 1999, unless extended.

    4. The Company has agreed to pay the expenses of the Exchange Offer.

    5. Any transfer taxes incident to the transfer of Bonds from the tendering Holder to the Company will be paid by the Company, except as provided in the Prospectus and the Letter of Transmittal.

  The Exchange Offer is not being made to, nor will exchanges be accepted from or on behalf of, holders of Original Bonds residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

  If you wish us to exchange any or all of your Original Bonds held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Original Bonds held by us and registered in your name for your account or benefit.

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                                  INSTRUCTIONS

  The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of National Steel Corporation.

  This will instruct you to exchange the aggregate principal amount of Original Bonds indicated below (or, if no aggregate principal amount is indicated below, all Original Bonds) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal.


          Aggregate Principal Amount of Original Bonds to be exchanged
                        $                              *

[_]Check here if the undersigned is instructing you to exchange First Mortgage
   Bonds, 9 7/8% Series A due 2009 held by you for the account or benefit of the undersigned for First Mortgage Bonds, 9 7/8% Series B due 2009. The maximum aggregate principal amount of Series B Bonds that will be outstanding following the consummation of the Exchange Offer will be $225,000,000.

*I (we) understand that if I (we)         -------------------------------------
sign these instruction forms without      -------------------------------------
indicating an aggregate principal                     Signature(s)
amount of Original Bonds in the           -------------------------------------
space above, all Original Bonds held      -------------------------------------
by you for my (our) account will be       -------------------------------------
exchanged.                                -------------------------------------
                                            (Please print name(s) and address
                                                          here)

                                          Dated: ______________________________
                                          -------------------------------------
                                            (Area Code and Telephone Number)
                                          -------------------------------------
                                           (Taxpayer Identification or Social
                                                    Security Number)



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   * Unless otherwise indicated, it will be assumed that all of your Original
     Bonds are to be exchanged.

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